Exhibit 99

   Opta Minerals Inc. Files Preliminary Prospectus for Initial Public Offering
                           of Common Shares in Canada

WATERDOWN and TORONTO, ONTARIO, October 21, 2004 - Opta Minerals Inc. has filed a preliminary prospectus with the securities regulatory authorities in each of the provinces of Canada, in connection with an initial public offering of its common shares. Opta Minerals Inc. is currently a wholly-owned subsidiary of SunOpta Inc., a public company listed on both the Toronto Stock Exchange and the Nasdaq Small Cap Market. Prior to completion of the proposed initial public offering, SunOpta intends to complete an internal reorganization of its corporate and capital structure pursuant to which all of its interest in the assets and subsidiaries comprising its Opta Minerals Group will be transferred to Opta Minerals Inc.

The offering will be led by Loewen, Ondaatje, McCutcheon Limited and the underwriting syndicate will include First Associates Investments Inc. and Canaccord Capital Corporation.

The common shares being offered have not been, nor will they be, registered under the United States Securities Act of 1933, as amended, and such common shares may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons absent registration or an applicable exemption from U.S. registration requirements. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, common shares of Opta Minerals Inc. in the United States. To view a copy of the preliminary prospectus filed in connection with the Offering, please go to http://www.sedar.com/.

About Opta Minerals:

Opta Minerals is a vertically integrated producer, manufacturer, distributor and recycler of silica-free loose abrasives, industrial minerals, specialty sands and related products for use primarily in the foundry, steel, marine/bridge cleaning and municipal water filtration industries. With its head office in Waterdown, Ontario, Opta Minerals also has production and distribution facilities in Ontario, Quebec, Louisiana, South Carolina, Virginia, Maryland and New York and one of the broadest product lines in the industry.

About SunOpta:

SunOpta Inc. is an owner/operator of high-growth ethical businesses, focusing on integrated business models in the natural and organic food markets. For the last six consecutive years, SunOpta was included in Profit magazine's 'Profit 100' list of the 100 fastest growing companies in Canada. SunOpta currently has three business units: the SunOpta Food Group, which specializes in sourcing, processing and distribution of natural and organic food products integrated from seed through packaged products; the StakeTech Steam Explosion Group that engineers and markets clean pulping systems using patented steam explosion technology; and the Opta Minerals Group. Each of these business units has proprietary products and services that give it a solid competitive advantage in its sector.

For further information please contact:

David Kruse
President and Chief Executive Officer of Opta Minerals Inc.
(905) 689-6661

or

Jeremy Kendall
Chairman of SunOpta Inc.
(905) 455-1990